Exhibit 4.11

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on August 22, 2014, by and among:

(1)                               Jupai Investment Group, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”),

(2)                               Jupai Holding Inc., a limited liability company organized under the laws of the British Virgin Islands (the “Selling Shareholder”),

(3)                               Mr. Hu Tianxiang (胡天翔), a PRC citizen (Mr. Hu); and

(4)                               E-House (China) Real Estate Asset Management Ltd., an exempted limited liability company organized under the laws of the Cayman Islands (the “Investor”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                                    The Company is an exempted limited liability company established under the laws of the Cayman Islands;

B.                                    The Selling Shareholder desires to sell and transfer to the Investor certain equity interest of the Company held by it, and the Investor desires to acquire and purchase from the Selling Shareholder certain equity interest of the Company held by the Selling Shareholder, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person, and any shareholder, member or partner of such person.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of Directors of the Company.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014. and the implementation rules promulgated thereunder.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 10.14(a).

“Conversion Shares” means the ordinary shares of the Company issuable upon conversion of the Purchased Shares.

“Directors” means the directors, from time to time, of the Company.

“Disclosing Party” has the meaning set forth in Section 10.14(c).

“ESOP” means the employee stock option plan of the Company to be adopted by the Company, under which a total of 12,048,193 Ordinary Shares have been reserved for the purpose of motivating employees, officers and consultants of the Company.

“HKIAC” has the meaning set forth in Section 10.12(b).

“Indemnifiable Loss” means, with respect to any person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such person.

“Indemnitor” has the meaning set forth in Section 9(a).

“Indemnitee” has the meaning set forth in Section 9(a).

“Investor” has the meaning set forth in the preamble.

“Lien” has the meaning set forth in Section 4.3(a).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0005per share.

“Party/Parties” has the meaning set forth in the preamble.

“PRC” means the People’s Republic of China but, solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong, Macau Special Administrative Region and the island of Taiwan.

“Preferred Share” means any of the Series A Preferred Shares and the Series B Preferred Shares.

“Purchased Price” has the meaning set forth in Section 2.1.

“Purchased Shares” has the meaning set forth in Section 2.1.

“Restated Articles” means the Second Amended and Restated Memorandum and Articles of Association of the Company adopted on May 22, 2014.

“Right of First Refusal and Co-sale Agreement” means the Right of First Refusal and Co-Sale Agreement entered into by and among the Company, the Investor and certain other parties thereto on May 22, 2014.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means PRC State Administration for Foreign Exchange or any of its local counterparts.

“SAFE Rules and Regulations” means Circular 37 and any other applicable SAFE rules and regulations.

“Series A Shares” means the series A preferred shares, par value US$0.0005 per share, of the Company.

“Series B Shares” means the series B preferred shares, par value US$0.0005 per share, of the Company.

“Transactions” means, collectively, the transactions contemplated under Section 2.1.

“Transaction Agreements” means this Agreement, the exhibits and appendices attached to the foregoing and each of the agreements and other documents otherwise required in connection with the implementing the transactions contemplated by any of the foregoing.

“USD” or “US$” means the United States dollar, the lawful currency of the United States of America.

“Warrantors” has the meaning set forth in Section 4.

2.                                      AGREEMENT TO PURCHASE AND SELL SHARES

2.1                                Sale of Ordinary Shares.  Subject to the terms and conditions hereof and in consideration of the Purchase Price set forth below, the Selling Shareholder hereby agrees to sell to the Investor, and the Investor hereby agrees to purchase from the Selling Shareholder, on the Closing Date, 12,918,340 Ordinary Shares, par value of US$0.0005 per share each, of the Company (the “Purchased Shares”) for an aggregate purchase price of USD10,116,352 (the “Purchase Price”).  The Purchased Shares shall, at the Closing, be re-designated into 12,918,340 Series B Shares.

3.                                      CLOSING; DELIVERY

3.1.                          Closing.  The consummation of the sale and purchase of the Purchased Shares hereunder (the “Closing”, and such date of the Closing, the “Closing Date”) shall take place remotely via the exchange of documents and signatures as soon as practicable after all closing conditions (except for such conditions that will be satisfied at the Closing, but nonetheless subject to the satisfaction thereof at the Closing) specified in Section 7 and Section 8 hereof have been waived or satisfied, or at such other time and place as the Parties shall mutually agree in writing.

3.2.                            Delivery.  At the Closing, in addition to any item the delivery of which is made an express closing condition pursuant to Sections 7 and 8 hereof,

(a)                                the Company shall deliver to the Investor (i) the updated register of members of the Company, certified by the registered agent of the Company, reflecting the transfer to the Investor of the Purchased Shares (including the re-designated Series B Shares) being purchased by the Investor at the Closing, and (ii) a duly executed share certificate representing the aggregate number of the Series B Shares being held by the Investor at the Closing, including the Series B Shares that are re-designated from the Purchased Shares being purchased by the Investor at the Closing;

(b)                                the Investor shall deliver to the Selling Shareholder the Purchase Price by wire transfer of immediately available funds in USD to an account designated by the Company;

(c)                                 the Selling Shareholder shall deliver to the Company share certificate(s) representing all the Ordinary Shares of the Company held by the Selling Shareholder immediately prior to the Closing and the duly executed instrument of transfer in respect of the Ordinary Shares; and

(d)                                 the Company shall deliver to the Selling Shareholder a share certificate representing that number of Ordinary Shares that is equal to the number of Ordinary Shares held by the Selling Shareholder immediately prior to the Closing less the number of Purchased Shares.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Company, the Selling Shareholder and Mr. Hu (each a “Warrantor”, and collectively, the “Warrantors”), jointly and severally, hereby represent and warrant to the Investor, which identifies exceptions by specific section references and which shall be deemed to be representations and warranties of the Warrantors, as of the date hereof and the Closing Date hereunder, as follows:

4.1.                          Capitalization.

(a)                               Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(i)                                     Ordinary Shares.  A total of 155,020,080 ordinary shares, par value US$0.0005 per share, of the Company, with rights, privileges and preferences as stated in the Restated Articles (the “Ordinary Shares”), of which:

(1)                               74,163,320 shares are issued and outstanding;

(2)                               38,755,020 shares are reserved for issuance upon conversion of the Series B Shares; and

(3)                               12,048,193 shares are reserved for issuance to officers, directors, employees, consultants or service providers of the Company under an employee stock option plan (the “ESOP”) to be adopted by the Board of Directors after the Closing.

(ii)                                Preferred Shares.  A total of 42,971,887 preferred shares, par value US$0.0005 per share, of the Company, with rights, privileges and preferences as stated in the Restated Articles (the “Preferred Shares”), of which:

(1)                               4,216,867 shares are designated as Series A Shares, all of which are issued and outstanding; and

(2)                               38,755,020 shares are designated as Series B Shares, all of which are issued and outstanding.

The capitalization tables set forth in Part 1 of Schedule 1 and Part 2 of Schedule 1 completely and accurately list the share capital of the Company and the holders thereof, as of (1) immediately prior to the Closing; and (2) immediately after the Closing, respectively.

(d)                                                    Right of First Refusal.  Apart from the right of first refusal set forth in the Right of First Refusal and Co-sale Agreement, the Purchased Shares are not subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person) or any agreement that affects the voting or relates to the giving of written consents with respect to such shares.

4.2.                                             Due Authorization and Enforceability.  Each Warrantor has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder.  All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Agreements to which it is a party, the performance of all obligations of each Warrantor thereunder, and the sale and transfer and delivery of the Purchased Shares, has been taken or will be taken prior to the Closing.  This Agreement has been duly executed and delivered by each Warrantor.  This Agreement and each of the Transaction Agreements are, or when executed and delivered by such Warrantor shall be, valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  The Transaction is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

4.3.                            Title to the Purchased Shares.

(a)                                  The Selling Shareholder has legal and valid title to the Purchased Shares, free from any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.  The Purchased Shares, when sold, re-designated and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly sold, redesignated, fully paid and non-assessable, free and clear of any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation (each, a “Lien”) and will be free of restrictions on transfer (except for any restrictions on transfer set forth under applicable securities laws and regulations). Subject in part to the accuracy of the representations of the Investor in Section 5 of this Agreement, the Purchased Shares will be sold and transferred in compliance with all applicable securities laws.  The ordinary shares issuable upon conversion of the Purchased Shares (“Conversion Shares”) have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth in applicable securities laws and liens or encumbrances created by or imposed by the Investor.  The Conversion Shares will be issued in compliance with all applicable securities laws.

(c)                                  All presently outstanding equity securities of the Company were duly and validly issued (or subscribed for) in compliance with all applicable laws, pre-emptive rights of any person, and applicable contracts, and are fully paid and non-assessable. All share capital of the Company is and as of the Closing shall be free of any and all Liens.  There are no (a) resolutions pending to increase the share capital of the Company or cause the liquidation, winding up, or dissolution of the Company, (b) dividends which have accrued or been declared but are unpaid by the Company or (c) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the Company.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company and the Selling Shareholder as follows:

5.1.                            Authorization.  The Investor has all requisite power, authority and capacity to enter into the Transaction Agreements, and to perform its obligations under the Transaction Agreements.  This Agreement has been duly authorized, executed and delivered by the Investor. The Transaction Agreements, when executed and delivered by the Investor and subject to the execution and delivery by other parties thereto, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.2.                            Accredited Investor.  To the extent applicable and necessary, the Investor represents that it is an “accredited investor” within the definition set forth in Rule 501(a) under Regulation D of the Securities Act, as presently in effect.

5.3.                            Purchase for Own Account.  The Purchased Shares will be acquired for the Investor’s own account or the account of one or more of any of the Investor’s Affiliates, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, other than pursuant to agreements or arrangements governing the acquisition, management and disposition of fund assets or interests in general fund assets with participants in the fund.

5.4.                            Restricted Securities.   The Investor understands that the Purchased Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company and the Selling Shareholder in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.  The Investor understands that the Purchased Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

6.                                      COVENANTS

Each of the Warrantors jointly and severally covenants to the Investor as follows:

6.1                                 Compliance with SAFE Rules and Regulations.  As soon as practicable after the Closing and in any event within two (2) months after the Closing Date, Mr. Hu shall duly complete all necessary filings or registrations with the relevant local SAFE in connection with the consummation of the transactions as contemplated by this Agreement in compliance with the registration and any other requirements of the SAFE Rules and Regulations.

6.2                                 Other Actions.  At any time after the date hereof, the Warrantors shall, at the request of the Investor and so far as it lies within their respective control and power, execute or procure that there shall be executed all such documents and do all such acts and things as the Investor may reasonably require for the purpose of implementing or giving effect to the provisions of this Agreement.

7.                                      CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING

The obligation of the Investor to purchase the Purchased Shares at the Closing is subject to the fulfillment and to the satisfaction of the Investor on or prior to the Closing, unless otherwise waived by the Investor, of the following conditions:

7.1                               Representations and Warranties True and Correct.  The representations and warranties made by the Warrantors in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

7.2                               Performance of Obligations.  Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3                               Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by any Warrantor shall be reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

7.4                               Approvals, Consents and Waivers.  The Company or the Selling Shareholder, as the case may be, shall have obtained any and all approvals, consents and waivers necessary for consummation of the Transaction as contemplated hereby, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the then existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the Transaction; and (iii) the approval from the internal investment committee of the Investor.

8.                                      CONDITIONS TO SELLING SHAREHOLDER’S OBLIGATIONS AT THE CLOSING

The obligations of the Selling Shareholder under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, or waiver by the Selling Shareholder, at or before the Closing, of the following conditions:

8.1                               Representations and Warranties True and Correct.  The representations and warranties of the Investor contained in Section 5 hereof shall be true and correct as of the Closing.

8.2                               Performance of Obligations.  The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

8.3                               Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been passed and executed by the Investor.

9.                                      INDEMNITY

(a)                                  Each of Mr. Hu and the Selling Shareholder (each, an “Indemnitor”) hereby jointly and severally agrees to indemnify and hold harmless the Investor, and the Investor’s Affiliates, directors, officers, agents and assigns (each, an “Indemnitee”), from and against any and all Indemnifiable Losses suffered by such Indemnitee as a result of, or based upon or arising from:

(i) any breach, violation or non-performance of, or inaccuracy or misrepresentation in, any of the representations, warranties, covenants or agreements made by any Indemnitor in or pursuant to this Agreement or any of the other Transaction Agreements; or

(ii) any third-party claim raised by any person or entity due to the consummation of the Transaction; or

(b)                                 Without limiting the provisions of Sections 9(a), each of the Indemnitors hereby undertakes to pay to an Indemnitee, upon the written request of the Investor, an amount equivalent to any Indemnifiable Loss, whether arising prior to or after the Closing, suffered or incurred by such Indemnitee as a result of or in connection with any failure by the Selling Shareholder to comply with the requirements under Circular 698 issued by the State Administration of Taxation of PRC on December 10, 2009, titled “Circular on Strengthening the Administration of Enterprise Income Tax on Income Derived from the Transfer of Equity of Non-Tax-resident Enterprises”, effective retroactively as of January 1, 2008, or any successor rule or regulation under PRC law.

(c)                                   If any Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 10, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted.

(d)                                  The rights contained in this Section 10 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.  This Section 10 shall survive any termination of this Agreement.

10.                               MISCELLANEOUS

10.1.                     Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong.

10.2.                     Survival.  The representations and warranties made herein shall survive any investigation made by any Party hereto and the Closing.

10.3.                     Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments.  This Agreement and the rights and obligations therein may not be assigned by the Investor without the written consent of the Seller and the Company provided that the Investor may assign its rights and obligations to one or more of its parent corporation, subsidiary, or Affiliate.  This Agreement and the rights and obligations therein may not be assigned by the Parties other than the Investor without the written consent of the Investor.

10.4.                     Entire Agreement.  This Agreement, the other Transaction Agreements and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.5.                     Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule 2 hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Parties as set forth in Schedule 2; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in Schedule 2 with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each person communicating hereunder by facsimile shall promptly confirm by telephone with the person to whom such communication was addressed the receipt of each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.5, by giving the other Parties written notice of the new address in the manner set forth above.

10.6.                     Amendments and Waivers.  Any term of this Agreement may be amended only with the written consent of the Company, the Selling Shareholder and the Investor.

10.7.                     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.8.                     Interpretation; Titles and Subtitles.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement.

10.9.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.10.              Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

10.11.              Further Assurances.   Each Party shall from time to time and at all times hereafter make, do or execute, or cause or procure to be made, done and executed, such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.12.              Dispute Resolution.

(a)                                  Negotiation Between Parties.  The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days from the commencement of such negotiations, Section 10.12(b) shall apply.

(b)                                  Arbitration.  In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b).  The arbitration tribunal shall consist of one arbitrator to be appointed according to the HKIAC Rules.  The language of the arbitration shall be English.

10.13                 Expenses.

The Company and the Selling Shareholder shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby.

10.14                 Confidentiality and Non Disclosure.

(a)                                 The terms and conditions of this Agreement the other Transaction Agreements, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below. The obligations of each party hereto under this Section 10.14 shall survive and continue to be binding upon such Party for a period of three (3) years after the termination of this Agreement.

(b)                                 Notwithstanding the foregoing, the Company and the Investor may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates of the Company and the Investor and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 10.14, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in its reasonable discretion, and (iii) the Confidential Information to any person to which disclosure is approved in writing by the other Parties hereto.  Any Party hereto may also provide disclosure in order to comply with applicable laws, as set forth in Section 10.14(c) below.

(c)                                  Except as set forth in Section 10.14(b)(i) and (iii) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other laws and regulations of any jurisdiction) to disclose the existence of this Agreement or any other Transaction Agreement or content of any of the financing terms hereunder, such party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of the other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(d)                                 Notwithstanding any other provision of this Section 10.14, the confidentiality obligations of the Parties shall not apply to:  (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

10.15                 Termination of this Agreement.

This Agreement may be terminated by each of the Selling Shareholder and the Investor on or after the later of (i) three (3) months after the date of execution of this Agreement, and (ii) another date mutually agreed upon by the Parties hereto by written notice to the other Parties, if the Closing has not occurred on or prior to such date, provided that (i) the Company’s termination right under this Section 10.15 shall be conditional upon the fact that the Warrantors have not materially breached their representations, warranties or covenants hereunder and the failure of the Closing is not due to the fault of any Warrantor; (ii) the Investor’s termination rights under this Section 10.15 shall be conditional upon the fact that the Investor has not materially breached its representations, warranties or covenants hereunder and the failure of the Closing is not due to the fault of the Investor. Upon termination of this Agreement under this Section 10.15, this Agreement shall forthwith become wholly void and of no effect and the Parties shall be released from all future obligations hereunder, except as otherwise expressly provided herein; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

10.16                 Effectiveness and Validity.

Upon execution of this Agreement by any of the signing Parties listed in the signing columns at the end of this Agreement, this Agreement shall become immediately effective and binding among all those Parties which have duly executed, either sequentially or concurrently, copies of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

Jupai Investment Group (Cayman)

By:	/s/ Tianxiang Hu
Name: Tianxiang Hu
Title: Director

SELLING SHAREHOLDER:

Jupai Holding Inc.

By:	/s/ Tianxiang Hu
Name: Tianxiang Hu
Title: Director

MR. HU:

/s/ Tianxiang Hu
HU TIANXIANG (胡天翔)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTOR:

E-House (China) Real Estate Asset Management Ltd.

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director